EX-99.1 MEMBER NEWS DATED AUGUST 23, 2006

MEMBER NEWS

August 23, 2006

Re: SEATTLE BANK Accepts Participation Real Estate Loans as Collateral

Dear Seattle Bank Members,

Effective immediately, the Federal Home Loan Bank of Seattle will begin accepting most participation real estate loans as collateral from members having a blanket pledge collateral arrangement with the Seattle Bank. This includes loan participations in which our members have either purchased or sold a portion of the loan.

To qualify as eligible collateral, participation loans must comply with the same collateral eligibility criteria as wholly owned loans of the same collateral type with the following additional restrictions:

  Loan interests purchased from community reinvestment associations are not eligible collateral.
  Participation loans requiring that our members obtain permission from the other participants to encumber or sell may be pledged if the member has obtained the required permission, but may not be pledged if the member must purchase the other participants' interests in order to sell.

Earlier this year, we made several other changes to our requirements for pledging commercial real estate loans and Community Financial Institution collateral types (i.e., small business loans, farmland loans, and agri-business loans). (Community Financial Institutions are FDIC-insured depository institutions whose total assets, averaged over the last three years, do not exceed $587 million. The asset cap is revised annually based on changes to the CPI.) These changes included:

  Removing the restrictions on pledging loans secured by special-purpose or single-purpose commercial real estate, and
  Eliminating the requirement that members having a Blanket Pledge Agreement with the Seattle Bank must apply for and undergo an audit prior to pledging expanded collateral types.

Members having a Blanket Pledge Collateral Arrangement with the Seattle Bank are automatically approved for any of these changes and need only file the appropriate quarterly certification form with the Seattle Bank's Collateral Review Department to begin pledging these types of collateral. Updated forms will be available on our Web site (www.fhlbsea.com) within the next several weeks. In the interim, please contact your Seattle Bank Relationship Manager for copies of current forms or with any questions you may have regarding our products and services.

Seattle Bank Relationship Managers:

John Biestman: 206.340.2473 / johnbi@fhlbsea.com
Debra Davis: 206.340.2342 / ddavis@fhlbsea.com
Charlie Eiseman: 206.340.2359 / ceisem@fhlbsea.com
Jim Mochizuki: 206.340.2345 / jmochi@fhlbsea.com

This Member News contains forward-looking statements that are subject to risk and uncertainty. These forward-looking statements may contain terms such as "will," "believe," "expect," "intend," "may," "could," "should," and "anticipate" and describe our expectations regarding future events and developments. Future events are difficult to predict, and actual events, actions, or results may differ from those we currently anticipate. Any forward-looking statements made in this Member News speak only as of the date hereof, and we do not undertake to update any such statements.